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                                                      NCI BUILDING SYSTEMS, INC.
                                                                   7301 FAIRVIEW
                                                               HOUSTON, TX 77041
                                                                    713-466-7788

                                                         TRADED: NASDAQ/NMS:BLDG


FOR FURTHER INFORMATION:
At the Company:
Johnie Schulte, Jr.
President and CEO
(713) 466-7788

FOR IMMEDIATE RELEASE
WEDNESDAY, JUNE 24, 1998

          NCI BUILDING SYSTEMS, INC. DECLARES TWO-FOR-ONE STOCK SPLIT
                                  - - - - -
                        APPROVES STOCKHOLDER RIGHTS PLAN

HOUSTON, TX -- JUNE 24, 1998 -- NCI BUILDING SYSTEMS, INC. (CURRENTLY NASDAQ:BLDG), today announced that its Board of Directors has approved a two-for-one common stock split. It also announced that the Board has approved a Stockholder Rights Plan.

Shareholders will receive one additional share of common stock for each share they hold on the record date. The additional shares will be distributed on July 22, 1998 to shareholders of record as of the close of trading on July 8, 1998. NCI currently has approximately 9 million common shares outstanding. After giving effect to the split, the Company will have approximately 18 million common shares outstanding.

Through June 24, 1998, the market value of NCI common stock has increased 62.4 percent from $33.25 per share on July 24, 1997 -- one year ago. NCI shares closed yesterday at $54.

Johnie Schulte, CEO of NCI, commented, "This two-for-one stock split underscores NCI's strong performance and our commitment to future profitability and growth. While an increasing number of institutional investors own shares of NCI, it is out goal to keep the price of NCI stock within a comfortable range for all investors, as well as enhance trading liquidity by increasing the total number of shares available without any dilution."

The Company advises stockholders that the two-for-one stock split will increase their number of shares owned in the Company, but does not change their existing proportionate ownership. Existing certificates should not be destroyed nor returned to the Company as they continue to represent the number of shares shown on their face.

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NCI Building Systems, Inc.
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The Company also announced that its board of directors has approved a
Stockholder Rights Plan similar to those that have been adopted by leading companies across the country. Mr. Schulte said, "The Stockholder Rights Plan is not being adopted in response to any outside attempt to acquire control of the Company. The rights being issued under this plan are intended to ensure that all of the Company's stockholders receive fair and equal treatment in the event of any takeover attempt, and to enable the Company's stockholders to realize the long-term value of their investment in the Company. Although the rights do not prevent a takeover, they should encourage anyone seeking to acquire the Company to negotiate with the board of directors before making such an attempt."

Under the Stockholder Rights plan, each stockholder will receive one Right for each share of the Company's outstanding common stock, after giving effect to the two-for-one stock split. Initially, the Rights are represented by the Company's common stock certificates and are not exercisable. The Rights will become exercisable only if a person acquires, or announces a tender offer which would result in, ownership of 20 percent or more of the Company's common stock. If a person acquires ownership of 20 percent or more of the Company's common stock, all holders of Rights other than the acquiring person will be entitled to purchase the Company's common stock at half-price. If there is an acquisition of the Company through a merger or other business combination, the rights will entitle holders to purchase a number of the acquiring company's common shares having a market value at the time of twice the exercise price of the rights.

NCI designs, manufactures and markets metal building systems, components and roll-up doors for non-residential and steel frame housing industries. NCI completed its fiscal year ended October 31, 1997 with record sales and net income of $407.8 million and $27.9 million, respectively. Over the last five years, NCI has recorded a compound annual growth rate in net income of 39%.
Its recent acquisition of Metal Building Components, Inc. creates one of the world's largest integrated suppliers to the construction industry, with combined fiscal pro forma 1997 revenues of over $8__ million from 39 facilities located in 19 states and Mexico.

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 The information contained in this release pertaining to the Company's future performance subsequent to the stock split and Stockholder Rights Plan, as well as management's statements concerning the future growth prospects of the Company are "forward-looking" statements, as defined in the Private Securities Litigation Reform Act of 1995. Actual performance may differ from that projected in such statements. Investors should refer to statements regularly filed by the Company in its annual report to the Securities and Exchange Commission on Form 10-K and its Quarterly Reports to the SEC on Form 10-Q for a discussion of factors which could affect the Company's operations and forward-looking statements made in this communication. The Company expressly disclaims any obligation to release publicly any updates or revisions to these forward-looking statements to reflect any changes in expectations.
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